Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Grand Canyon Education, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-155973, 333-165019, 333-179611, and 333-218740) on Form S-8 of Grand Canyon Education, Inc. of our reports dated February 21, 2018, with respect to the consolidated balance sheets of Grand Canyon Education, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of Grand Canyon Education, Inc.

/s/ KPMG LLP

Phoenix, Arizona

February 21, 2018